AR-13324-CS205 Clinical Pilot Study Topline Results Exhibit 99.2

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Executive Summary Netarsudil 0.02% and 0.04% were safe and generally well tolerated in Japanese-American subjects Netarsudil 0.02% and 0.04% were efficacious in lowering IOP in Japanese-American subjects Both concentrations appear to have similar efficacy, but need larger sample size before drawing conclusions Netarsudil IOP lowering in Japanese-American subjects similar to non-Japanese data from Phase 1 (low baseline IOP) and Phase 3 studies Netarsudil efficacy in this study (mean baseline IOPs 18-20 mmHg) predicts strong efficacy in low tension glaucoma For Investor Use ++Data on File

# AR-13324-CS205 Trial Design

Patients (Japanese-American within second generation) with
open angle glaucoma (OAG) with IOP (unmedicated) ≥ 15 mmHg and < 35 mmHg at 8am
or
ocular hypertension (OHT) with IOP (unmedicated) ≥ 22 mmHg and < 35 mmHg at 8am

N = 42 subjects randomized

Patients randomized
1:1:1

| Netarsudil 0.02% QD (PM) | Netarsudil 0.04% QD (PM) | Placebo QD (PM) |
|---|---|---|

Primary endpoints:

- Safety: Ocular and systemic safety during a 4-week treatment period
- Efficacy: Mean diurnal IOP at Week 4

ClinicalTrials.gov Identifier NCT03310580
++Data on File

For Investor Use 4

Efficacy – Mean Diurnal IOP Note small sample sizes (N=12 to 14) Very different baseline IOPs for 0.02% vs 0.04%* Need to compare using change from baseline analyses *One (1) subject in Netarsudil 0.04% has a higher baseline IOP For Investor Use ++Data on File

Efficacy – Change in Mean Diurnal IOP 0.02% efficacy stable at -5.0 to -5.3 mmHg 0.04% efficacy “bouncing around” but similar to 0.02% at Week 1 and Week 4 Placebo effect similar to other studies For Investor Use ++Data on File

Safety/Tolerability Overview of Netarsudil There were no serious adverse events (SAEs) The most common adverse event was conjunctival hyperemia and was scored as mild in the majority of the patients For Investor Use ++Data on File

Mean Hyperemia Score Over Time at 8am For Investor Use ++Data on File